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                                                                   Exhibit 10.21



                        [TONE BROTHERS, INC. LETTERHEAD]



November 18, 2003

Mr. Steven Martin
4806 W. Century Court
Mequon, WI  53092


Dear Steven


The following outlines the terms and conditions of your employment effective 1 July 2003. This letter supersedes any previous agreements between you and Tones Brothers, Inc. (the "Company") and Burns Philp & Company Limited ("Burns Philp") that relate to the terms and conditions of your employment referred to in this letter, other than the letter dated 18 November 2003 from Burns Philp to you relating to your entitlement to a Change of Control Payment.

DUTIES AND STATUS

You will have the title of President & CEO of Tone Brothers, Inc and Managing Director of Baking Australia, reporting to the Board of Directors of the Company and to me as the Managing Director and CEO of Burns Philp. You will have the authority to perform such executive duties and functions and discharge such responsibilities as are associated with the positions of President & CEO and Managing Director.

Your primary responsibility will be for the overall management of the Company and for establishing in conjunction with the Board and myself the strategic objectives of the Company.

Additionally, you will continue to perform the role of Managing Director for Baking Australia, a division of Burns Philp. It is understood and agreed that this role will end during the 2003/2004 financial year, and at the conclusion of this assignment you will be asked to perform other duties in addition to your responsibility for Tone Brothers, Inc.

COMPENSATION AND BENEFITS

     a) Base Salary - as compensation for the performance of your duties and obligations, the Company will pay you a base salary of US$600,000 per annum, effective 1 July 2003, payable in arrears in accordance with the normal payroll practices of the Company. Your base salary will be subject to review each year for possible increase by the Board of Directors of Burns Philp in its sole discretion. Your base salary and all other payments made to you under this letter shall be subject to the withholding of all applicable taxes, as determined by the Company.



Tone Brothers, Inc.                                     Telephone (515) 965-2711
2301 S.E. Tone's Drive                                        Fax (515) 965-2801
Ankeny, IA 50021                                             www.spiceadvice.com


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                       [TONE BROTHERS, INC. LETTERHEAD]




     b) Annual Bonus - for the period 1 July 2003 to 30 June 2004, you will be entitled to a guaranteed bonus of US$400,000.
        In future years the payment of any annual bonus under an incentive plan will be contingent upon the achievement of annual performance criteria that will be established at the commencement of each financial year in consultation with yourself.

The foregoing does not constitute an agreement or representation by the Company that you will be paid a bonus in any future given year.

     c) Other benefits - you will be entitled to participate in all of the employee benefit plans and programs of the Company that are generally available to senior executives of the Company during your employment, subject to the terms and conditions of such plans and programs. You will also be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company, including four (4) weeks vacation pay per year and a company car.


TERMINATION OF EMPLOYMENT

Your employment is on an "at will" basis. This means that the Company may terminate your employment at any time and for any reason with or without notice. The Company makes no implied or expressed representation concerning your employment or the continuation of your employment, except for the terms specifically provided in this letter. Your signature below confirms agreement to this.

In the event the Company terminates your employment without "cause" (as defined below), you will be entitled to the following severance benefits:

     a) Salary & Bonus - payment of one times your then-current annual base salary plus your annual bonus (based on the highest bonus paid during the last 3 years, if any), payable in equal installments over twelve
        (12) months.

     b) Medical benefits - eighteen (18) months continued coverage under the Company's medical benefits plan on the same basis that you were entitled to participate immediately prior to termination (including employee contributions as in effect from time to time). In the event that you become eligible for coverage under the medical benefit plan of another employer prior the expiration of the eighteen (18) month period, you will notify the Company and your coverage under the Company's medical plan will cease.

     c) Unvested benefits - the vesting of all unvested benefits, excluding Tones Brothers, Inc. Non-Bargaining Retirement Plan.


Tone Brothers, Inc.                                     Telephone (515) 965-2711
2301 S.E. Tone's Drive                                        Fax (515) 965-2801
Ankeny, IA 50021                                             www.spiceadvice.com
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                       [TONE BROTHERS, INC. LETTERHEAD]



In order to be entitled to severance benefits, you will be required to execute a waiver and full release of all legal and contractual claims against the Company, in the form specified by the Company.

In the event your employment with Company is terminated by the Company with "Cause" (as defined below) by you for any reason, or as a result of your death or disability, you will be entitled to any earned but unpaid salary, bonus and employee benefits, but only to the extent such amounts are payable in accordance with the terms of the Company's plans and policies. You will not be entitled to any further payment, compensations or other benefits in these instances.

"Cause" is defined for this purpose as (i) your willful failure or gross negligence in performing the duties of Managing Director and President & CEO,
(ii) a material breach by you of this letter agreement or of any other Company agreement or policy, (iii) your commission of an act of fraud involving the Company or (iv) your conviction of any crime constituting a felony.

If you accept the conditions of employment as outlined above, please sign the original of this letter and initial each page. Please retain the duplicate for your records.

I would like to take this opportunity to thank you for your contribution and commitment to the Company throughout the year and look forward to your continued support.



Yours sincerely

/s/ Thomas J. Degnan
    -------------------------
    Thomas J. Degnan
    Managing Director & CEO of Burns, Philp & Company Limited; and Director, Tones Brothers, Inc.




I, R. Steven Martin, accept the terms and conditions of employment as outlined above.



Signed: /s/ R. Steven Martin
       -------------------------
                   Nov. 18, 2003

Tone Brothers, Inc.                                     Telephone (515) 965-2711
2301 S.E. Tone's Drive                                        Fax (515) 965-2801
Ankeny, IA 50021                                             www.spiceadvice.com